Exhibit 99.1

 Tech/Ops Sevcon Inc.
                                                                                                                                                   155 Northboro Road
Southborough, MA 01772
 Telephone (508) 281 5510
News Release

For release: Immediately

For further information contact: Matt Boyle (Matt.Boyle@sevcon.com)

MR. FREDERICK (FRED) WANG’S APPOINTMENT TO THE TECH/OPS SEVCON, INC.’S BOARD OF DIRECTORS

Southborough, Mass. January 26, 2010..... Tech/Ops Sevcon, Inc. (NASDAQ symbol TO) is pleased to announce that, at a meeting on February 17th, 2010, the Board of Directors voted to elect Fred Wang a director with a term expiring at the Annual Meeting of Stockholders in 2012.

Mr. Wang has over 35 years experience in high tech development companies, including as Head of R&D, product marketing and sales and service operations at Wang Laboratories, Inc. Mr. Wang has a B.Sc. in Applied Mathematics from Brown University and a Masters Degree in Public Administration from the John F. Kennedy School of Government, Harvard University. Mr. Wang is a Director and Trustee of the Wang Foundation.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicles’ power source. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other electrically powered vehicles.